UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

BLAIR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of Blair Corporation

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 21, 2007

Dear Blair Corporation Stockholder:

You are cordially invited to attend a special meeting of stockholders of Blair Corporation, (“Blair”) to be held at 11:00 a.m., Eastern Daylight Time, on Tuesday April 24, 2007, at The Library Theatre, located at 302 Third Avenue West, Warren, Pennsylvania.

At the special meeting you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated January 23, 2007 (the “Merger Agreement”), pursuant to which Appleseed’s Topco, Inc. (“Appleseed’s”) has agreed to acquire all of the outstanding shares of Blair Corporation common stock in an all cash transaction of $42.50 per share. Following the close of the transaction, Blair will operate as a wholly-owned subsidiary of Appleseed’s. If Blair’s stockholders adopt the Agreement and the transaction is completed, you will receive $42.50 in cash for each share of Blair common stock you own.

Your Board of Directors Unanimously Determined that the Merger Agreement
Is In the Best Interests of Blair’s Stockholders and Recommends that You
Vote “FOR” the Adoption of the Agreement.

The $42.50 all cash price represents a nearly 30% premium over the closing stock price on December 29, 2006, the last day of trading prior to Appleseed’s initial formal offer. The price also is an approximate 40% premium to Blair’s average closing stock price over the 90 days prior to the announcement of the agreement on January 23, 2007.

The Board Conducted a Comprehensive and Thorough Process of Evaluating the
Proposal Prior to Voting to Approve the Agreement.

Prior to reaching its decision, the Board of Directors consulted with independent financial and legal advisors and conducted a comprehensive review of the proposed transaction. We considered many factors which are outlined in the attached proxy statement. We also reviewed a fairness opinion provided by Stephens Inc., which found that the proposed purchase price is fair to Blair stockholders from a financial point of view. Stephens considered such factors as Blair’s expected financial performance and present condition, assets, financial performance compared to other catalog companies and the amounts paid in other similar transactions. Copies of the fairness opinion are included in the proxy statement.

Based on these and other factors, the Board of Directors unanimously concluded that the proposed Appleseed’s transaction is in the best interests of Blair Corporation stockholders.

The Board’s Open Review Process Provided Us An Opportunity To Solicit
Other Bidders For a Better Offer. We Did Not Receive Any.

The Merger Agreement included a 30 day “go-shop” process during which the Company, with the assistance of Stephens Inc., solicited other parties willing to acquire the Company on terms and conditions more favorable than those of Appleseed’s in the Merger Agreement. During the go-shop period, Stephens made contact with 93 parties, 4 of whom expressed interest, executed confidentiality agreements with Blair and received confidential information regarding the Company. At the conclusion of the “go-shop” process, the Company did not receive any acquisition proposals to acquire the Company.

Your Vote Is Important. Please Vote “FOR” the Merger Agreement Today.

Your Board of Directors has fixed the close of business on March 16, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Whether or not you plan to attend the special meeting, please use the enclosed proxy to vote promptly — by telephone or Internet, or by signing, dating and returning the proxy card in the postage-paid envelope provided. Your proxy is being solicited by, and on behalf of, the Board of Directors. The failure to vote has the same effect as a vote against the adoption of the Merger Agreement.

The accompanying proxy statement provides you with additional detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You also may obtain more information about Blair from documents we have filed with the Securities and Exchange Commission.

If you have any questions about voting your shares, please contact Blair’s proxy solicitor, Georgeson Shareholder Communications, Inc., at (866) 229-8451.

Thank you for your cooperation and continued support.

Sincerely,

Craig N. Johnson
Chairman of the Board of Directors
Blair Corporation

IMPORTANT INFORMATION FOR STOCKHOLDERS

In connection with the proposed merger and related transactions, Blair Corporation has filed a definitive proxy statement with the Securities and Exchange Commission. Blair stockholders are urged to read the definitive proxy statement carefully, because it contains important information. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Blair Corporation, free of charge, at the SEC’s web site at www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Blair Corporation website at www.blair.com, and may also be obtained by writing Blair Corporation’s investor relations department, at 220 Hickory Street, Warren, PA 16366, or by calling Georgeson Shareholder Communications, Inc. at (866) 229-8451. Blair Corporation and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Blair Corporation’s stockholders in respect of the proposed transaction. Information regarding Blair Corporation’s directors and executive officers and their ownership of Blair securities is set forth in the definitive proxy statement. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement.

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